  As filed with the Securities and Exchange Commission on November 26, 1996
                                         Registration Statement No. 333-
==============================================================================
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                ----------------------

                                       FORM S-3

                                ----------------------

                REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------------

                                  SAVILLE SYSTEMS PLC
                (Exact name of registrant as specified in its charter)

                                ----------------------
   Republic of Ireland                                              None
  (State or other juris-                                      (I.R.S. Employer
  diction of incorpora-                                      Identification No.)
  tion or organization)
                                   IDA Business Park
                                        Dangan
                                    Galway, Ireland
                                  011-353-9-152-6611
                          (Address, including zip code, and
                        telephone number, including area code,
                              of registrant's principal
                                  executive offices)
                                ----------------------

                                  JOHN J. BOYLE, III
                         President and Chief Executive Officer
                                  SAVILLE SYSTEMS PLC
                                25 Burlington Mall Road
                                      Sixth Floor
                            Burlington, Massachusetts 01803
                                    (617) 270-6500
                       (Name, address, including zip code, and
                        telephone number, including area code,
                                 of agent for service)


                                       Copy to:

                             Thomas L. Barrette, Jr., Esq.
                                     HALE AND DORR
                                    60 State Street
                              Boston, Massachusetts 02109
                                    (617) 526-6000


      Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.    [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registrations statement number of the earlier
effective registration statement for the same offering.   [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

==================================================================================
                                                Proposed    Proposed
                                                Maximum     Maximum      Amount
                                      Amount    Offering    Aggregate   of Regis-
      Title of Each Class             to be     Price Per   Offering    tration
  of Securities to be Registered    Registered  Share(1)    Price(1)      Fee
----------------------------------------------------------------------------------
 Ordinary Shares,                   2,782,000    $ 41.94   $116,677,080   $35,357
 $.0025 par value per share         shares
==================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and based upon prices on the Nasdaq National Market on November 22, 1996.


    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 Subject to completion dated November 26, 1996

                              SAVILLE SYSTEMS PLC

                     2,782,000 American Depositary Shares

                                 Representing

                           2,782,000 Ordinary Shares

                             _____________________

     This Prospectus covers the resale of 2,782,000 American Depositary Shares ("ADS") by shareholders of Saville Systems PLC ("Saville" or the "Company"), a public limited Company incorporated under the laws of the Republic of Ireland (the "Selling Shareholders"). See "Selling Shareholders." Each ADS represents the right to receive one Ordinary Share, $0.0025 par value per share (each, an "Ordinary Share"), of the Company. The ADSs offered hereby were sold to the Selling Shareholders (a) in private sales in connection with the founding of the Company in 1993 or (b) in private sales by other shareholders of the Company during the period from April 1993 to November 1995. All of the ADSs offered hereunder are to be sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the ADSs by the Selling Shareholders.

     The ADSs offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 6 hereof.

     The Selling Shareholders may from time to time sell the ADSs covered by this Prospectus on the Nasdaq National Market in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution." The ADSs are quoted on the Nasdaq National Market under the symbol "SAVLY."
                            ______________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                             _____________________

            The date of this Prospectus is ___________  ___, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Company is required to file electronic versions of these materials with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The ADSs of the Company are traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the ADSs offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Ordinary Shares offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

     (2) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and

     (3) The Company's Registration Statement on Form 8-A dated November 8, 1995 registering the ADSs under Section 12(g) of the Exchange Act.

      All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the ADSs registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to: the Chief Financial Officer of the Company, 25 Burlington Mall Road, Sixth Floor, Burlington, Massachusetts 01803; telephone (617) 270-6500.

     No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                                  THE COMPANY

     The following summary is qualified by the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference. Certain of the information contained in this prospectus or incorporated herein by reference, including information with respect to the Company's plans and strategies for its business, are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from these forward-looking statements, see "Risk Factors."

     Saville creates innovative, high quality, customized billing solutions for service providers in the increasingly competitive global telecommunications industry. The Company's billing systems are designed to enable these service providers to quickly bring new offerings in voice, video and data communications to market, while billing accurately and reliably for these services. Working closely with its customers, Saville utilizes its library of proprietary software applications to provide each customer with a customized, flexible and cost-effective billing solution. The Company has typically continued to serve as a billing partner for its customers by implementing new systems as the customer enters new service categories or geographic markets, and by further developing and enhancing the customer's installed systems in response to changes in the customer's service offerings, marketing strategies and network technology. In addition, Saville offers its customers the option of having Saville operate the billing system in one of the Company's in-house service bureaus.

     The market for telecommunications services is becoming increasingly competitive due to worldwide deregulation and privatization. New entrants are competing for market share with established service providers by providing discounted service access, offering competitive prices and introducing new features and services, such as customized usage-based calling plans. In addition, technological advances are permitting telecommunications service providers to offer a variety of new features and services to their customers such as caller ID, call waiting and voice mail. These and other developments have increased the complexity and variety of telecommunications services, as service providers seek to differentiate themselves by being more responsive to their customers and by expanding the number of telecommunications services and features they offer.

     These market trends have created the need for sophisticated and flexible billing solutions because telecommunications service providers can compete only if they are able to efficiently and accurately bill customers for the varied services and features they provide. As a result of their multiple and evolving billing needs, many established telecommunications service providers are replacing or augmenting their existing billing systems, which are often difficult and time consuming to modify. In addition, many emerging telecommunications service providers are seeking external billing solutions because efficient, flexible billing software is often too costly and time consuming for them to develop internally.

     Saville has developed, and continuously refines, its sophisticated base software applications, which it combines and customizes to meet the current and evolving requirements of its customers. They Company's systems are designed to operate in a multiservice environment, capable of billing local exchange, long distance and wireless (cellular, paging, satellite and PCS) telecommunications services. These systems are designed to support the discrete service offerings of large telecommunications service providers, including industry-leading customers such as AT&T Corporation ("AT&T") and Sprint Corporation ("Sprint"), or to serve as the complete billing systems of emerging and small- to medium-sized service providers, including customers such as Energis Communications Limited ("Energis"), a United Kingdom long distance telecommunications service provider, and Frontier Communications of Rochester Inc. ("Frontier"), a local exchange carrier. The Company supports its customers through offices in Galway, Ireland; Burlington, Massachusetts; Edmonton, Alberta; and Toronto, Ontario.

     The Company was incorporated in the Republic of Ireland in June 1993 as Saville Systems Ireland Limited, a private limited company. On November 9, 1995, the Company was re-registered as a public limited company and changed its name to Saville Systems PLC. Unless the context otherwise requires, references to the "Company" or "Saville" are to Saville Systems PLC and its consolidated subsidiaries. The Company's principal executive office is located at IDA Business Park, Dangan, Galway, Ireland, and its telephone number at that address from the United States is (011) 353-9-152-6611. The address of the Company's United States subsidiary is 25 Burlington Mall Road, Sixth Floor, Burlington, MA 01803, and its telephone number at that address is (617) 270-6500. The address of the Company's Canadian subsidiary is 4445 Calgary Trail, Seventh Floor, Edmonton, AB Canada T6H 5R7 and its telephone number at that address is (403) 430-2000.

                                 RISK FACTORS

     From time to time, information provided by the Company or statements made by its employees may contain forward-looking information. The Company's actual future results may differ materially from those projections or suggestions made in such forward-looking information as a result of various potential risks and uncertainties, including, but not limited to, the factors discussed below.

     Reliance on Significant Customers. During 1995, three of the Company's customers individually accounted for over 10% of the Company's total revenues. These customers, AT&T, Energis and AT&T Canada Long Distance Services Company (formerly, Unitel Communications, Inc., of which AT&T owns a 33% equity interest), accounted for 37.3%, 15.5% and 11.2%, respectively, of the Company's total revenues. During the first nine months of 1996, AT&T (at 41.4% of the Company's total revenues) was the only customer to account for over 10% of the Company's total revenues. This concentration of customers can cause the Company's revenues and earnings to fluctuate from quarter to quarter, based on these customers' requirements and the timing of their orders. Although the Company believes it has good relationships with its largest customers and has in the past received a substantial portion of its revenues from repeat business with established customers, none of the Company's major customers has a significant obligation to purchase additional products or services. Therefore, there can be no assurance that any of the Company's major customers will continue to purchase new systems, systems enhancements and services in amounts similar to previous years. A significant decrease in business from any of its major customers would have a material adverse effect on the Company's results of operations and financial condition. Additionally, the acquisition by a third party of one of the Company's major customers could result in the loss of that customer and have a material adverse effect on the Company's results of operations and financial condition.

     Fluctuations in Quarterly Operating Results. The Company has experienced fluctuations in its quarterly operating results and anticipates that such fluctuations will continue and could intensify. Fluctuations in operating results may result in volatility in the price of the ADSs. Although the Company was profitable in each of the last twelve quarters, there can be no assurance that such profitability will continue in the future or that the levels of profitability will not vary significantly among quarterly periods. The Company's operating results may fluctuate as a result of many factors, including increased competition, the size and timing of significant client projects and license fees, cancellations of significant projects by customers, changes in operating expenses, changes in Company strategy, personnel changes, foreign currency exchange rates and general economic factors.

     The Company's expense levels are based in significant part on its expectations regarding future revenues. Accordingly, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any significant revenue shortfall could therefore have a material adverse effect on the Company's results of operations. In addition, the Company hired a significant number of employees in 1995 and the first three quarters of

1996, including several senior executives, and expects to continue hiring additional sales, marketing and software development employees during the remainder of 1996 and 1997.

     Management of Expanding Operations. Recently, the Company has expanded its operations rapidly, which has placed significant demands on the Company's administrative, operational and financial personnel and systems. Additional expansion by the Company may further strain the Company's management, financial and other resources. There can be no assurance that the Company's systems, procedures, controls and existing space will be adequate to support expansion of the Company's operations. The Company's future operating results will substantially depend on the ability of its officers and key employees to manage changing business conditions and to implement and improve its operational, financial control and reporting systems. If the Company is unable to respond to and manage changing business conditions, the quality of the Company's services, its ability to retain key personnel and its results of operations could be materially adversely affected.

     Highly Competitive Market; Competition. The market for telecommunications billings systems is highly competitive, and the Company expects this competition to increase. The Company competes with both independent providers of billing systems and services and with internal billing departments of telecommunications service providers. The Company anticipates continued growth and competition in the telecommunications industry and consequently, the entrance of new competitors into the billing systems market in the future.

     The Company believes that its ability to compete depends in part on a number of competitive factors outside its control, including the development by others of software that is competitive with the Company's services and products, the price at which others offer comparable services and products, the extent of competitors' responsiveness to customer needs and the ability of the Company's competitors to hire, retain and motivate key personnel. In addition, the Company competes with a number of companies that have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition, than the Company. As a result, the Company's competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than can the Company. There can be no assurance that the Company will be able to compete successfully with its existing competitors or with new competitors.

     Developing Market and New Service Providers. The Company provides customized software billing solutions to telecommunications service providers in the local exchange, long distance and wireless markets. Although these markets have experienced significant growth and have been characterized by increased deregulation and competition in recent years, there can be no assurance that such trends will continue at similar rates, if at all, or that the Company will be able to effectively market and sell its billing systems. In addition, many new entrants into the telecommunications market lack significant financial and other resources. The Company's future success depends in large part on its ability to develop new customer relationships with successful telecommunications service providers. There can be no assurance that the Company will be able to develop such relationships or that service providers that become customers of the Company will be successful. As the Company has been dependent historically on a limited number of long-term customer relationships, the failure of the Company's customers to compete effectively in the telecommunications market could have a material adverse effect on the Company's business and results of operations.

     Reliance on AS/400. Currently, the Company's billing software runs primarily on the IBM AS/400 platform, although the Company has also developed software for UNIX-based operating systems. While the AS/400 platform currently represents a leading platform for existing and new billing systems, there can be no assurance that other platforms will not emerge as an industry standard. If there should be a rapid shift away from the current use of the AS/400 platform by many telecommunications service providers for billing, the Company would be required to expend substantial capital resources to develop new software and would be likely to experience delays or losses in customer orders, and as a result, its business would be materially adversely affected.

     Rapid Technological Change. The market for the Company's products and services is characterized by rapidly changing technology, evolving industry standards and changing customer needs. Therefore, the Company's success will depend upon its ability to enhance its existing products and to introduce new products and features to meet changing customer requirements. The Company is continuing to devote significant resources to refining and expanding its base software modules and to enhancing its billing software that operates on UNIX-based operating systems. There can be no assurance that the Company will successfully complete these projects or that the Company's present or future products will satisfy the evolving needs of the telecommunications market. If the Company were unable, due to resource, technological or other constraints, to adequately anticipate or respond to such changes, the Company's business and results of operations would be materially adversely affected.

     New Management; Dependence on Key Personnel. The current management structure and the senior management team of the Company have been in place for a relatively short time. These individuals have not, therefore, been significantly involved in other than the most recent operating history of the Company. The Company's future success depends in large part on the continued service of its management, sales, product development and operational personnel, and on its ability to continue to attract, motivate and retain highly qualified employees, including technical, managerial and sales and marketing personnel. The Company expects to continue to expand the number of employees engaged in sales, marketing and product development. The inability to hire and retain qualified personnel or the loss of the services of key personnel could have a material adverse effect upon the Company's current business, new product development efforts and future business prospects. Although the Company has entered into employment agreements with its key executives and certain senior managers and employees that contain covenants not to compete with the Company, there can be no assurance that the

Company will be able to retain such key executives, senior managers and employees. If such personnel do not remain active in the Company's business, the Company's operations could be materially adversely affected.

     Operations Outside the United States. In 1995 and the first nine months of 1996, the Company's sales outside the United States represented a significant portion of the Company's total revenues. The Company expects that non-U.S. operations will continue to account for a significant portion of its revenues and intends to continue to expand its operations outside of the United States. In addition, the Company is incorporated in the Republic of Ireland and its research and development organization is located outside the United States. The Company's business outside the United States is subject to risks such as fluctuations in exchange rates, difficulties or delays in developing and supporting non-English language versions of the Company's products, political and economic conditions in various jurisdictions, unexpected changes in regulatory requirements, tariffs and other trade barriers, difficulties in staffing and managing foreign operations and longer accounts receivable payment cycles. There can be no assurance that such factors will not have a material adverse effect on the Company's revenues outside the United States or its overall financial performance.

     Currency Fluctuations. While the Company's consolidated financial statements are prepared in United States dollars, the Company's Canadian subsidiary has a functional currency other than the United States dollar, and a portion of the Company's revenues are denominated in currencies other than the United States dollar. Fluctuations in exchange rates may have a material adverse effect on the Company's results of operations, particularly its operating margins, and could also result in exchange losses. The impact of future exchange rate fluctuations on the Company's results of operations cannot be accurately predicted. To date, the Company has not sought to hedge the risks associated with fluctuations in exchange rates, but may undertake such transactions in the future. There can be no assurance that any hedging techniques implemented by the Company would be successful or that the Company's results of operations will not be materially adversely affected by exchange rate fluctuations.

     Concentration of Ownership. Prior to this offering, the Company's executive officers, directors and their affiliates together will beneficially own approximately 27.6% of the outstanding Ordinary Shares of the Company (as determined in accordance with the rules of the Securities and Exchange Commission). The beneficial owners of a majority of the Company's outstanding Ordinary Shares voting in an election of directors may elect all directors nominated for election and may determine the outcome of certain corporate actions requiring shareholder approval irrespective of how other shareholders of the Company may vote. This concentration of ownership, therefore, may have the effect of delaying or preventing a change in control of the Company.

     Risk of Increasing Taxes. The Company has significant operations and generates a substantial portion of its taxable income in the Republic of Ireland and, under an incentive tax program due to terminate in 2010, is taxed on its "manufacturing income" at a 10% rate, which is substantially lower than United

States tax rates. For Irish tax purposes, most of the Company's operating income earned in the Republic of Ireland is considered "manufacturing income." Other types of income such as income earned by the Company on its cash investments and income earned by Saville U.S. and Saville Canada are not considered "manufacturing income." To qualify for the 10% tax rate, the Company must satisfy certain conditions, including achieving target employment levels in the Republic of Ireland and rendering computer services there. Although the Company believes that it satisfies these conditions, there can be no assurance that the Company will continue to qualify for this 10% tax rate. If the Company could no longer qualify for this 10% tax rate or if the tax laws were rescinded or changed, the Company's net income could be materially adversely affected. In addition, if United States, Canadian or other foreign tax authorities were to challenge successfully the manner in which profits are recognized among the Company and its subsidiaries, the Company's effective tax rate could increase, and its cash flow and results of operations could be materially adversely affected. To date, no tax authority has challenged the manner in which profits are recognized among the Company and its subsidiaries, but there can be no assurance that such a challenge will not occur in the future.

     Risks Associated with Intellectual Property. The Company regards its software products as proprietary and relies primarily on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights. The Company generally enters into confidentiality agreements with its employees, consultants, clients and potential clients and limits access to, and distribution of, its proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's technology without authorization, or to develop similar technology independently. Furthermore, the laws of certain countries in which the Company sells its products do not protect the Company's software and intellectual property rights to the same extent as do the laws of the United States. The Company does not include in its software any mechanisms to prevent or inhibit unauthorized use, but generally requires the execution of an agreement that restricts copying and use of the Company's products. If unauthorized copying or misuse of the Company's products were to occur to any substantial degree, the Company's business and results of operations could be materially adversely affected. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

     Although the Company has not received any notices from third parties alleging infringement claims, there can be no assurance that third parties will not claim that the Company's current or future products infringe the proprietary rights of others. The Company expects that software developers will increasingly be subject to such claims as the number of products and competitors providing software and services to the telecommunications industry grows and overlaps occur. Any such claim, with or without merit, could result in costly litigation or might require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all.

     Differences in Shareholders' Rights between United States and Irish Corporations. The Company is incorporated under the laws of the Republic of Ireland. The rights of holders of Ordinary Shares and, therefore, certain of the rights of ADS holders, are governed by Irish law, including the Companies Acts of the Republic of Ireland, and by the Company's Articles of Association and certain laws of the European Union. These rights differ in certain respects from the rights of shareholders in typical United States corporations. In particular, Irish law significantly limits the circumstances under which shareholders of Irish corporations may bring derivative actions.

     Volatility of ADS Price. The market price of the Company's ADSs has increased significantly since the Company's initial public offering of ADSs in November 1995. The period since the initial public offering was marked by generally rising stock prices, favorable industry conditions and improved operating results of the Company, all of which are subject to change. The trading price of the ADSs could be subject to wide fluctuations in response to the announcement of operating results that differ from financial analysts' projections, changes in such projections, quarter-to-quarter variations in operating results, announcements of technological innovations or new products by the Company or its competitors and other events. In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price and volume fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of the ADSs. The Company has not listed or applied for listing of the Ordinary Shares on any market in the United States or elsewhere, and it is not expected that a public market for the Ordinary Shares will develop after this offering.

     Effect of Anti-Takeover Provisions. The Company's Articles of Association provide for a classified Board of Directors serving staggered terms of three years, which could delay or impede the removal of incumbent directors. In addition, Irish law requires that any action by written consent must be unanimous. These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which shareholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of shareholders to approve transactions that they may deem to be in their best interests.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of ADSs by the Selling Shareholders.

                             SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the ownership of the Company's Ordinary Shares as of November 21, 1996 and as adjusted to reflect the sale of the ADSs offered hereby. Except as specified below, the Selling Shareholders have not held any positions or offices with, been employed by, or otherwise had a material relationship with, the Company.

                      Number of Ordinary                       Number of
                      Shares  Beneficially                     Ordinary Shares
Name of Selling       Owned as of              Shares Being    Owned after the
Shareholder           November 21, 1996        Offered         Offering
---------------       --------------------     ------------    -----------------
Bruce A. Saville(1)         1,231,479           1,000,000          231,479

Technology Crossover          287,252             287,252                0
Ventures, L.P.

Technology Crossover           22,748              22,748                0
Ventures, C.V.

Applewood Associates,         120,000             120,000                0
L.P.

Woodland Venture Fund          60,000              60,000                0

Seneca Ventures                42,000              42,000                0

Bayview III, L.P.              20,000              20,000                0

Margaret L. Taylor             10,000              10,000                0

David A. Duffield Trust        20,000              20,000                0
dated 7/14/88

Robert B. Blow              1,203,718             239,039          964,679

Mark J. Kington               461,099             158,300          302,799

David P. Mixer(2)           1,281,099             248,240        1,032,859

James B. Murray, Jr.(3)     1,281,100             248,240        1,032,859

Mark R. Warner              1,308,600             274,561        1,034,039

Neil P. Byrne                  12,653               7,315            5,338

Philip Herget                  20,203              12,122            8,081

Barton Schneider               18,045              11,105            6,940

Harry F. Hopper, III            2,289               1,078            1,211

___________________
(1) Mr. Saville is the Chairman and a Director of the Company. Includes 10,589 shares issuable upon the exercise of options that are exercisable within 60 days of November 21, 1996.

(2)  Mr. Mixer is a Director of the Company.

(3)  Mr. Murray is a Director of the Company.


                             PLAN OF DISTRIBUTION

     The ADSs covered hereby may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale, but may act together with other Selling Shareholders. Such sales may be made in the over-the-counter market or otherwise, at prices related to the then current market price or in negotiated transactions, including pursuant to an underwritten offering or one or more of the following methods: (a) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (c) block trades in which the broker-dealer so engaged will attempt to sell the ADSs as agent but may position and resell a portion of the block as principal to facilitate the transaction. The Company has been advised by the Selling Shareholders that they have not made any arrangements relating to the distribution of the shares covered by this Prospectus. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. The Company will indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

     In offering the ADSs covered hereby, the Selling Shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Shareholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

     The Company has advised the Selling Shareholders that during such time as they may be engaged in a distribution of ADSs included herein they are required to comply with Rules 10b-6 and 10b-7 under the Exchange Act and, in connection therewith, that they may not engage in any stabilization activity in connection with the Company's securities, are required to furnish to each broker-dealer through which ADSs included herein may be offered copies of this Prospectus, and may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities except as permitted under the Exchange Act. The Selling Shareholders have agreed to inform the Company when the distribution of the ADSs is completed.

     Rule 10b-6 under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

     This offering will terminate on the earlier of (a) November 26, 1997 or (b) the date on which all shares offered hereby have been sold by the Selling Shareholders.


                                 LEGAL MATTERS

     The validity of the Ordinary Shares represented by the ADSs offered hereby will be passed upon by McCann FitzGerald, Irish counsel for the Company.

                                   EXPERTS

     The consolidated financial statements of Saville Systems PLC incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Ernst & Young, independent auditors, as set forth in their reports thereon incorporated by reference thereon and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

Nature of Expense
-----------------

SEC Registration Fee.................................................   $ 35,357
Legal Fees and Expenses..............................................     15,000
Miscellaneous........................................................     14,643
                                                    TOTAL               $ 65,000


Item 15.  Indemnification of Directors and Officers.

     Except as hereinafter set forth, there is no provision of the Company's Memorandum or Articles of Association, or any contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against any liability that he may incur in his capacity as such.

     Article 130 of the Articles of Association of the Company provides:

     "Subject to the provisions of and so far as may be admitted by the Acts, but without prejudice to any indemnity to which he or they may otherwise be entitled, every Director and other officer of the Company and the Auditors shall be indemnified out of the assets of the Company against any liability, loss or expenditure incurred by him or them in the execution or discharge of his or their duties or the exercise of his or their powers or otherwise in relation to or in connection with his or their duties, powers or office including (without prejudice to the generality of the foregoing) any liability incurred by him or them in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to be done or alleged to have been done or omitted to be done by him or them as officers or employees of the Company and in which judgment is given in his or their favour or in which he or they are acquitted or which are otherwise disposed of without any finding or admission of guilt or breach of duty on his or their part, or incurred by him or them in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or them by the Court. To the extent permitted by law, the Directors may arrange insurance cover at the cost of the Company in respect of any liability, loss or expenditure incurred by any Director, officer or the Auditors of the Company in relation to anything done or alleged to have been done or omitted to be done by him or them as Director, officer or Auditors."

     Section 200 of the Companies Act, 1963 of the Republic of Ireland (as amended by the Companies (Amendment) Act, 1983) prohibits the giving (whether in the articles of association of a company or in any contract with a company or otherwise) of any exemption from or indemnity against any liability which by virtue of any rule of law would otherwise attach to an officer in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company. Any such officer may however be indemnified by the company against any liability incurred by him in defending proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application under section 391 of the Companies Act, 1963 or section 42 of the Companies (Amendment) Act, 1983 in which relief is granted to him by the court.

     Section 391 of the Companies Act, 1963 permits an Irish court to relieve an officer from liability for negligence, default, breach of duty or breach of trust if the court considers that the officer acted honestly and reasonably, and that, having regard to all the circumstances of the case, it considers that the officer ought fairly to be excused from liability.

     Under section 42 of the Companies (Amendment) Act, 1983, a director of a company may be held liable for any amount that a nominee of the company fails to pay for the purposes of paying up any outstanding capital or paying any premium on shares held by the nominee on behalf of the company. Section 42 of the Companies (Amendment) Act, 1983, however, also permits an Irish court to relieve a director from such liability if the court considers that the director acted honestly and reasonably, and that, having regard to all the circumstances of the case, it considers that the director ought fairly to be excused from liability.

     The Company maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

Item 16.  Exhibits.

Exhibit                       Description of Exhibit                       Page
-------                       ----------------------                       ----

  4.1     --   Memorandum of Association
               of the Company..........................................      *
  4.2     --   Articles of Association
               of the Company..........................................      *
  4.3     --   Specimen Certificate for Shares
               of the Company..........................................      *
  5.1     --   Opinion of McCann Fitzgerald............................
 23.1     --   Consent of Ernst & Young................................
 23.2     --   Consent of McCann Fitzgerald (included in Exhibit 5.1)..
 24.1     --   Power of Attorney (appears on Page II-5)................

---------------

* Filed as an exhibit to the Company's Registration Statement on Form S-1 and incorporated herein by reference (File No. 33-97576)

Item 17.  Undertakings.

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Burlington, Commonwealth of Massachusetts on the 26th day of November, 1996.


                                             SAVILLE SYSTEMS PLC



                                             By: /s/ John J. Boyle, III
                                                --------------------------
                                                John J. Boyle, III
                                                President and Chief
                                                Executive Officer



                      SIGNATURES AND POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints John J. Boyle, III, Marc J. Venator, Mark G. Borden and Thomas L. Barrette, Jr., each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 of Saville Systems PLC and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 26th day of November, 1996.

          Signature                             Title
          ---------                             -----

/s/ John J. Boyle, III                 President and Chief Executive Officer
-----------------------------          (Principal Executive Officer)
     John J. Boyle, III

    /s/ Mark J. Venator
------------------------------     Chief Financial Officer (Principal
     Mark J. Venator               Financial and Accounting Officer)

    /s/ William F. Cunningham
------------------------------     Director
     William F. Cunningham

    /s/ Bruce A. Saville
------------------------------     Chairman of the Board of Directors
     Bruce A. Saville


    /s/ John A. Blanchard
------------------------------     Director
     John A. Blanchard


    /s/ Brian E. Boyle
------------------------------     Director
     Brian E. Boyle

    /s/ Fergus McGovern
------------------------------     Director
     Fergus McGovern

    /s/ David P. Mixer
------------------------------     Director
     David P. Mixer

    /s/ James B. Murray, Jr.
------------------------------     Director
     James B. Murray, Jr.

    /s/ John W. Sidgmore
------------------------------     Director
     John W. Sidgmore

    /s/ Richard A. Licursi
------------------------------     Director
     Richard A. Licursi